                                                                     Exhibit 2.2

      AGREEMENT made as of March 11, 2003 by, and between Interferon Sciences, Inc. ("Seller"), and Hemispherx Biopharma, Inc. ("Buyer").

                                   WITNESSETH:

      In consideration of the mutual covenants, agreements, representations and warranties herein contained, and intending to be legally bound, the parties agree as follows:

1.    LICENSE, TRANSFER AND CONVEYANCE OF SELLER'S ASSETS

      1.1 Transfer and conveyance of assets. Subject to the terms and conditions of this Agreement, Buyer, in reliance upon the representations and warranties of Seller made herein and in the schedules annexed hereto, will at the Closing (hereinafter defined), acquire from Seller, and Seller will at the Closing transfer and convey to Buyer, the following Seller's Assets ("Seller's Assets"):

      (a) All of Seller's machinery, furniture, equipment and supplies as set forth and described on the Exhibit 1.1 of Machinery, Furniture, Equipment, and Supplies.

      (b) All customer lists, computer files, data and software, books and records, manufacturing records and procedures, approval processes and approvals with and by the U.S. Food and Drug Administration and all other property, patents, trademarks and rights of every kind and nature owned or held by Seller on the date of Closing relating to natural alpha interferon , its production, manufacture and sale.

      (c) The real estate known as 783 Jersey Avenue and 5 Jules Lane, New Brunswick, Middlesex Co., New Jersey - Block: 597.06, Lots: 1, 2 & 3 ("Real Estate") and more fully described on the Schedule of Real Estate.

      (d)   The contract rights described in the Schedule of Contract Rights.

      1.2 Encumbrances. The Seller's Assets shall, at the time of Closing, be free and clear of all obligations, security interests, liens, and encumbrances, other than those resulting from the acts of Buyer.

      1.3 Consideration. The consideration for Seller's Assets shall be payable at Closing as set forth below:

      (a) a number of shares (the "Guaranteed Shares") of common stock, par value $.001 per share, of the Buyer (the "Common Stock") with a Market Value of $675,000 and a guaranteed value of $675,000 and an additional 62,500 shares (the "Unguaranteed Shares") of Common Stock without a guaranteed value. The Market Value shall mean $ 1.59. The Guaranteed Shares and the Unguaranteed Shares are referred to collectively as the " Closing Shares." Exhibit 1.3 sets forth Buyer's obligations with respect to the Guaranteed Shares.

      (b) Satisfaction of Seller's obligation to G.P. Strategies Corp. ("G.P. Strategies Corp. Obligation") to the extent and in the manner provided in the GP

            Strategies Forbearance and Settlement Agreement.

      (c) Satisfaction of Seller's obligation to the American Red Cross ("Red Cross Obligation") to the extent and in the manner provided in the American Red Cross Forbearance and Settlement Agreement.

      (d) Satisfaction of Seller's obligation in the suit pending in the Superior Court of New Jersey, Chancery Division, Middlesex County and styled, M.D. SASS Municipal Finance Partners II, L.P. vs. Interferon Sciences, Inc., et al, Case Number F-8653-02 ("Tax Litigation Obligation").

      (e) The Buyer will pay the Seller 6% of the net sales of interferon alfa n-3 products as described in Exhibit 1.3 (e).

      1.4 [Not used]

      1.5 Closing. The consummation of the transactions contemplated herein (the "Closing") shall take place promptly after satisfaction of the conditions set forth in Section 5.1. The Closing shall take place at the offices of Buyer's Counsel.

      1.6 Access and information. Between the date hereof and Closing, Seller shall give Buyer and Buyer's accountants, counsel, and other representatives access, during normal business hours, to Seller's books, records, contracts, commitments and manufacturing and testing processes. Seller shall also furnish Buyer during such period with all information concerning the natural alpha interferon business that Buyer reasonably requests. Buyer and Buyer's agents shall keep such information confidential until the sale is closed.

      1.7 Conduct of business. Seller covenants, represents, and warrants in favor of Buyer that pending completion of the Closing, unless otherwise agreed to in writing by Buyer:

      (a) Seller shall carry and continue in force through the Closing, fire, theft, liability insurance for the Seller's Assets. The cost for such insurance shall be borne by the Buyer. The Buyer agrees to pay all premiums for such insurance when due. If a casualty occurs before Closing, the parties' rights and liabilities shall be determined in accordance with Section 5.2

      (b) Seller shall not dispose of any of its machinery, furniture or equipment without the Buyer's consent.

2.    REPRESENTATIONS AND WARRANTIES OF BUYER AND SELLER

      Seller represents and warrants as of the date hereof and as of Closing to Buyer, as follows:

      2.1 Corporate organization. Seller is a corporation, validly existing, and in good standing under the laws of the State of Delaware, is duly qualified to do business in the State of New Jersey, and has full power and authority to carry on its current business.

      2.2 Corporate authority. Seller's Board of Directors have duly authorized the execution and delivery of this Agreement to Buyer and the carrying out of its provisions and a majority of Seller's shareholders have executed a written consent approving of and agreeing to the transactions contemplated by this Agreement.

      2.3 Compliance. Except as disclosed on Exhibit 2.3 , neither the execution and delivery of this Agreement, nor the consummation by Seller of any of the transactions contemplated hereby will result in a breach of any applicable statute or regulation, or of any administrative or court order or decree; nor will such compliance conflict with or result in the breach of any term, provision, covenant or condition of any agreement or other instrument to which Seller is a party or by which it may be bound, or, which with the giving of notice or lapse of time, or both, constitute an event of default thereunder.

      2.4 Litigation. Except as disclosed on Exhibit 2.4, no suit, action, or legal, administrative, arbitration, or other proceeding or governmental investigation is pending, or to Seller's knowledge is threatened against Seller or Seller's Assets, which might materially or adversely affect Seller's Assets. There is no outstanding judgment, decree, or order against Seller, except as expressly disclosed herein, which affects Seller in any way.

      2.5 Effect of agreement. Subject to the satisfaction of the terms and conditions of this Agreement, this Agreement and the transactions contemplated herein are valid, binding, and enforceable against Seller in accordance with their terms, subject only to the applicable bankruptcy, moratorium, and other laws generally affecting the rights and remedies of creditors.

      2.6 Good title. Except as described on Exhibit 2.6, Seller has good and marketable title to the Seller's Assets being sold and transferred hereunder, free and clear of all security interests, encumbrances or liens.

      2.7 Due performance. Except as disclosed on Exhibit 2.7, Seller has in all material respects performed all obligations required to be performed by it under, and is not in default in any material respect under, or in violation in any material respect of, its Certificate of Incorporation or by-laws or any agreement, lease, mortgage, note, bond, indenture, license, or other documents or undertaking, oral or written, to which it is a party or by which it is bound, and which may materially effect Seller's Assets. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not result in any violation or default referred to in this paragraph.

      Buyer represents and warrants as of the date hereof and as of the Closing to Seller, as follows:

      2.8 Organization and Qualification. Buyer is a corporation, validly existing in good standing under the laws of the State of Delaware and has the power and authorization to own its properties and to carry on its business as now being conducted. Buyer is duly qualified as a foreign corporation, to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect. As used in this Agreement, "Material Adverse Effect" means any material adverse effect on the business, properties, assets, operations, results of operations, prospects or condition (financial or otherwise) of Buyer or on the transactions contemplated hereby or by the agreements and instruments to be entered into in connection herewith, or on the authority or ability of Buyer to perform its obligations under the Transaction Documents (as defined below).

      2.9 Authorization; Enforcement; Validity. Buyer has the requisite corporate power and authority to enter into and perform its obligations under this Agreement, and each of the other agreements entered into by the parties hereto in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents"). The execution and delivery of the Transaction Documents by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by Buyer's Board of Directors and no further consent or authorization is required of Buyer's Board of Directors or stockholders. The Transaction Documents have been duly executed and delivered by Buyer. The Transaction Documents constitute the valid and binding obligations of Buyer enforceable against Buyer in accordance  with their terms,  except as such  enforceability  may be limited by
general   principles   of
equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

      2.10 Capitalization. As of the date hereof, the authorized capital stock of the Buyer consists of 50,000,000 shares of Common Stock, of which as of such date, 32,650,178 shares are issued and outstanding and 8,609,920 shares are reserved for issuance pursuant to the Buyer's stock option and purchase plans (including pursuant to options outstanding as of such date as well as options granted thereafter). All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and non-assessable. Except as disclosed in Exhibit 2.10, (A) no shares of the Buyer's capital stock are subject to preemptive rights or any other similar rights (arising under Delaware law, the Buyer's Certificate of Incorporation or By-laws or any agreement or instrument to which the Buyer is a party) or any liens or encumbrances granted or created by the Buyer; (B) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Buyer , or contracts, commitments, understandings or arrangements by which the Buyer is or may become bound to issue additional shares of capital stock of the Buyer or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Buyer (other than any such options, warrants, scrip, rights, calls, commitments, securities, understandings and arrangement outstanding under plans disclosed in the SEC Documents); (C) there are no outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Buyer or by which the Buyer is or may become bound; (D) there are no amounts outstanding under, and there will be no amounts due upon termination of, any credit agreement or credit facility; (E) there are no financing statements securing obligations in any amounts greater than $100,000, singly, or $250,000 in the aggregate, filed in connection with the Buyer; (F) there are no agreements or arrangements under which the Buyer is obligated to register the sale of any of their securities under the Securities Act of 1933 other than the Sale of Assets Agreement, dated the date hereof between the Buyer and the Seller ; (G) there are no outstanding securities or instruments of the Buyer which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Buyer is or may become bound to redeem a security of the Buyer ; (H) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Closing Shares described in this Agreement; (I) the Buyer does not have any stock appreciation rights or "phantom" stock plans or agreements or any similar plan or agreement; (J) to the Buyer's knowledge,
(i) no current or former officer or director who individually owns 1% or more of the Buyer's outstanding capital stock or (ii) other beneficial owner of 5% or more of the Buyer's outstanding capital stock, has pledged shares of the Buyer's capital stock in connection with a margin account or other loan secured by such capital stock; and (K) the Buyer has no liabilities or obligations required to be disclosed in the SEC Documents (as defined herein) but not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Buyer's business and which, individually or in the aggregate, do not or would not have a Material Adverse Effect on the Buyer and its subsidiaries (as that term is defined in the regulations of the Securities Exchange Act of 1934) taken as a whole.

      2.11 Issuance of Securities. The Closing is duly authorized and, upon issuance in accordance with the terms of the applicable Transaction Documents, shall be (i) validly issued, fully paid and non-assessable and (ii) free from all taxes, liens and charges with respect to the issuance thereof (other than any such taxes, liens and charges created by any Buyer or assignee or transferee), and shall not be subject to pre-emptive rights or other similar rights of shareholders of the Buyer.

      2.12 No Conflicts. The execution, delivery and performance of the Transaction Documents by the Buyer and the consummation by the Buyer of the transactions contemplated hereby and thereby will not (i) result in a violation of the Certificate of Incorporation or the By-laws; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Buyer or any of its subsidiaries is a party (except for such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect); or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations and the rules and regulations of the Principal Market (as defined below)) applicable to the Buyer or any of its subsidiaries or by which any property or asset of the Buyer or any of its subsidiaries is bound or affected. The Buyer is not in violation of any term of or in default under its Certificate of Incorporation, By-laws or their organizational charter or by-laws, respectively. Neither the Buyer nor any of its subsidiaries is in violation of any term of or in default under any contract, agreement, mortgage, indebtedness, indenture, instrument, judgment, decree or order or any statute, rule or regulation applicable to the Buyer or its subsidiaries, except where such violations and defaults would not result, either individually or in the aggregate, in a Material Adverse Effect. The business of the Buyer and its subsidiaries is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except where such violations would not result, either individually or in the aggregate, in a Material Adverse Effect.

      2.13 SEC Documents; Financial Statements. Since January 1, 2001, the Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act") (all of the foregoing filed prior to or on the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the "SEC Documents"). As of the date of filing of such SEC Documents, each such SEC Document, as it may have been subsequently amended by filings made by the Buyer with the SEC prior to the date hereof, complied in all material respects with the requirements of the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document. None of the SEC Documents, as of the date filed and as they may have been subsequently amended by filings made by the Buyer with the SEC prior to the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Buyer included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or
(ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Buyer as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

      2.14 Absence of Litigation. Except as disclosed in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Buyer or any of its subsidiaries, threatened in writing against the Buyer or any of the Buyer's subsidiaries or any of the Buyer's or the Buyer's Subsidiaries' officers or directors in their capacities as such, that would reasonably be expected to result in judgments against the Buyer or any of its subsidiaries in an amount, individually or in the aggregate, in excess of $250,000.

3.    LIABILITIES

      3.1 Assumption of liabilities.

      (a) Buyer is acquiring Seller's Assets without any assumption of Seller's liabilities except for the G.P. Strategies Corp. Obligation, the Red Cross Obligation and the Tax Litigation Obligation which are to be satisfied to the extent and in the manner herein provided as part of the consideration. In the event, that prior to the Closing, the Tax Litigation Obligation becomes due and payable, the Seller shall give notice to Buyer as soon as reasonable practicable, and Buyer shall have the option to terminate this Agreement or satisfy the Tax Obligation, and proceed to Closing after the other conditions to this Agreement have been satisfied. In addition, prior to the Closing, Buyer shall pay, as they become due, all expenses reasonably related to the maintenance and operation of the Seller's Assets, including but not limited to insurance, taxes, heat, electricity and air conditioning.

      (b) Seller has paid or will pay or fully provide for all federal and state income taxes which relate to the conduct of its business through the date of Closing. There is no pending tax claim or dispute on taxes which might result in a lien against the Seller's Assets except for the Tax Litigation Obligation.

4.    COVENANTS OF THE SELLER

      (a) The Seller will prepare and send to its stockholders, for purposes of considering and voting upon a sale of all, or substantially all, of its assets a Proxy Statement (or Information Statement). All reasonable costs and expenses related to the Proxy Statement shall be borne by the Buyer and will be paid as they become due.

      (b) The Seller will take all steps reasonably necessary, including but not limited to obtaining a Phase I Environmental Evaluation of the Property, to obtain a No Further Action Order (the "Transfer Order") from the New Jersey Department of Environmental Protection which allows the Property to be transferred to the Buyer. All costs and expenses of obtaining the Transfer Order will be borne by the Buyer and will be paid as they become due.

      (c) The Seller will take all steps reasonably necessary to transfer to Buyer the Buyer's Product License for the sale of ALFERON N Injection. The Buyer will cooperate in the transfer of the Product License and bear all costs related to such transfer, including but not limited to the printing of new package inserts for the product. The Buyer agrees to comply with all rules and regulations of the U.S. Food and Drug Administration as they relate to ALFERON N Injection.

5.    CONDITIONS

      5.1 Conditions to Buyer's obligations. Buyer's obligations to complete the Closing under this Agreement are, at Buyer's option, subject to fulfillment by Seller of each of the following conditions:

            (a) All representations and warranties of Seller contained in this Agreement shall be true in all material respects as of and at the Closing date with the same effect as if they had been made on and as of Closing, except as otherwise contemplated or specifically permitted by the terms of hereof.

            (b)  Seller  shall  have   performed   and  complied  with  all  its
      agreements, terms, and conditions under this Agreement on or before the Closing date.

            (c) Immediately prior to the Closing, the Tax Litigation Obligation does not exceed $ 650,000.

            (d) G.P. Strategies Corp. releasing all of its liens upon any and all assets of the Seller in exchange for, and accepting as full satisfaction of all claims against Seller, the consideration set forth in the GP Strategies Corporation Forbearance and Settlement Agreement.

            (e) The American Red Cross releasing all of its liens upon any and all assets of the Seller in exchange for, and accepting as full satisfaction of all claims against Seller, the following consideration set forth in the American Red Cross Forbearance and Settlement Agreement.

            (f)  Seller  has   received
            approval for consummation of the transactions contemplated by this Agreement from a majority of its shareholders.

            (g) Seller having received from the Environmental Protection Agency of the State of New Jersey the unencumbered Transfer Order necessary to transfer the Real Estate to Buyer.

            (h) The exceptions to title of the Real Estate being as set forth on
      Exhibit 5.1 (h).

      5.2 Casualty prior to closing. If before completion of the Closing any of the Seller's Assets are damaged by fire, casualty, or any other cause, Buyer may, in Buyer's sole discretion, terminate this Agreement. Buyer shall also have the option to proceed to closing, in which case the insurance settlement proceeds shall be applied and distributed as follows: First, the obligations to MD SASS Municipal Finance Partners II, L.P., the American Red Cross and GP Strategies Corporation shall be satisfied and any remaining proceeds shall be split equally between Buyer and Seller.

6.    CLOSING OBLIGATIONS

      6.1 Seller's obligations at Closing. At the Closing, Seller shall execute and deliver to Buyer:

      (a) A bill of sale, deed, assignments, certificates of title, license and all other instruments and documents of conveyance and transfer that may be necessary or appropriate duly to convey and transfer to Buyer the Seller's Assets.

      (b) True and complete copies of resolutions of Seller's Board of Directors approving this Agreement, authorizing the carrying out of all the transactions contemplated herein and the execution and delivery by Seller of all instruments then or thereafter required to do so. Such resolutions shall be duly certified by the Secretary of Seller.

      (c) The Transfer Order issued by the New Jersey Environmental Protection Agency approving the transfer of the Real Estate to the Buyer.

      (d)   All other instruments and documents elsewhere required herein.

      (e) A certificate signed by the President and Seller's Secretary dated the date of Closing, certifying that all Seller's representations and warranties set forth in this Agreement continue to be true in all material respects on the Closing date as if originally made on such date, except as otherwise contemplated or permitted under this Agreement.

      6.2 Seller's implied obligations. From time to time at Buyer's request and expense, whether at or after the Closing and without further consideration, Seller shall:

      (a) Execute and deliver to Buyer all instruments that are reasonably required to carry out the intent and purpose of this Agreement;

      (b) Deliver to Buyer all other data and papers that are requested to assist in the utilization of the Seller Assets; and

      (c) Take all other actions that Buyer may request more effectively to convey and transfer to Buyer the Seller Assets.

      6.3 Buyer's  Obligations  at Closing.  At the Closing,  Buyer  shall:

      (a) Deliver to Seller a stock certificate of the Buyer representing the Closing Shares as required by Section 1.3.

      (b) Execute and deliver to the Seller a certificate signed by the Chief Executive

            Officer  and  the   Secretary   of  the  Buyer   stating   that  the
            representations and warranties of the Buyer are true and correct in all material respects.

      (c) Execute and deliver to the Seller a certificate signed by the Secretary of the Buyer certifying as to (i) the Certificate of Incorporation of the Buyer, (ii) the Bylaws of the Buyer, (iii) the adoption of corporate resolutions adopted by the Board of Directors of the Buyer approving this Agreement and the transactions contemplated hereby and (iv) the incumbency of the officers of the Buyer executing this Agreement and the certificates of the Buyer.

      (d) Issue the shares of Common Stock required by the G.P. Strategies Corp. Obligation.

      (e) Issue the shares of Common Stock required under the terms of the Red Cross Obligation.

      (f)   Satisfy the Tax Obligation.

7.    MISCELLANEOUS

         7.1 Brokerage. Seller and Buyer each represent to the other that they have not entered into any other agreement or incurred any obligation in connection with this transaction which might result in the obligation to pay a brokerage commission. Each party shall indemnify and shall hold the other party harmless from and against any claim or demand by any broker or other person for bringing about this Agreement who claims to have dealt with such indemnifying party, including all expenses incurred in defending such claim or demand (including reasonable attorneys fees).

         7.2 Indemnification. Each party to this Agreement shall defend, indemnify, and hold such other party to this Agreement harmless against any loss, damage (excluding consequential damages), claim of third parties, actions, suits, demands, judgments, or expense (including reasonable legal fees) (collectively referred to as the "Damages") actually incurred by such other party as a result of or attributable to any misrepresentation or breach of any representation or warranty given or made by such other party. Notwithstanding anything to the contrary contained herein, neither party to this Agreement shall have any liability to the other party to this Agreement under this Section 7.2, unless the aggregate Damages incurred by such party exceeds $250,000 and only to the extent of the amount in excess of $250,000. In additon, neither party to this Agreement shall commence any action against the directors, officers, shareholders or individual employees of the other party to this Agreement.

      7.3 Payments. Buyer agrees to make all payments when due under this Agreement or the Sale of Inventory Agreement, dated the date hereof, between Buyer and Seller. In the event, Buyer fails to make any payments when due and such failure continues for a period of ten days after notice to Buyer's Chief Executive Officer, William A. Carter or Buyer's Secretary, Ransom W. Etheridge, Seller, in addition to any other remedies it may have, in law or equity, shall not be obligated to complete the sale of Seller's Assets under the terms of this Agreement.

      7.4 Use of Real Estate. For no additional consideration, Seller agrees to allow Buyer to use the Real Estate and the machinery, equipment, furniture and fixtures contained therein to the extent that it does not interfere with the business of the Buyer.

      7.5 Covenant of Buyer. Buyer covenants to Seller that after the date hereof, Buyer will not take any action, which will obligate Buyer to seek approval of its shareholders as a condition to completing this transaction.

      7.6 Consent of ISI Shareholders. Simultaneously with the execution of this Agreement, Seller shall deliver to Buyer a Consent of Shareholders of Seller representing a majority of the shares of common stock and approving the transactions contemplated hereby.

      7.7 Termination. In the event a closing does not take place within 180 days of the date hereof, either party to this Agreement, may terminate the Agreement.

      7.8 Entire agreement; modification. This Agreement supersedes all prior agreements and constitutes the entire agreement between the parties hereto with regard to the subject matter hereof. It may not be amended or modified except by an instrument executed by both parties.

      7.9 Notices and communications. Any notice, request, instruction, or other document to be delivered hereunder shall be deemed sufficiently given if in writing and delivered personally, by facsimile transmission, or mailed by certified mail, postage prepaid, if to Buyer, addressed to Buyer:

                     William A. Carter, M.D., CEO
                     Hemispherx Biopharma, Inc.
                     One Penn Center
                     1617 JFK Blvd.
                     Philadelphia, Pennsylvania 19103

and if addressed to Seller:

                     Interferon Sciences, Inc.
                     783 Jersey Avenue
                     New Brunswick, New Jersey  08901
                     Attn: Chief Executive Officer
unless in each case Buyer or Seller has notified the other in writing of a different address.

      7.10 Non-Waiver. No delay or failure by either party to exercise any right hereunder, and no partial or single exercise of any such right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

      7.11 Headings in the Agreement are for convenience and reference only and shall not be used to interpret or construe its provisions.

      7.12 Governing law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

      7.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      7.14 Binding effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, and assigns.

      7.15 Survival of representations and warranties. Except as otherwise expressly limited in this Agreement or the Schedules annexed, the Sellers covenants, representations and warranties extended hereunder shall survive the Closing for a period of 12 months.

      7.16 Expenses. Except as otherwise expressly provided herein, each party shall pay all of its own expenses incidental to the negotiation and preparation of the documentation and financial statements relating to this Agreement. However, if Buyer requires financial statements of Seller (for inclusion in Buyer's financial statements or any other purpose) and such financial statements are the same as those included in Seller's Annual Report on Form 10-K for the year ended December 31,

2002, Seller shall provide such financial statements to the Buyer and Buyer and Seller shall equally share Seller's costs in preparing such financial statements. In addition, if Buyer requires financial statements of Seller (for inclusion in Buyer's financial statements or any other purpose) and such financial statements are not the same as those included in Seller's Annual
Report on Form 10-K for the year ended December 31, 2002, the costs of preparation of Seller's financial statements shall be borne by Buyer.

      7.17 Payment of taxes. All fees, costs, charges, and expenses payable to any federal, state, or municipal authority, including, without limitation, all filing fees, documentary stamps, and transfer, sales and other taxes required to be paid, or imposed in connection with the transfer of the Seller's Assets under the terms of this Agreement, if any, shall be paid by Seller. All fees, costs, charges, and expenses payable to any federal, state, or municipal authority, including, without limitation, all filing fees, documentary stamps, and transfer, sales and other taxes required to be paid, or imposed in connection with the issuance of the Closing Shares shall be borne by Buyer.

      7.18 Assignment. Except as may otherwise be expressly provided herein, neither party may assign any right, obligation, or liability arising hereunder without the other party's prior written consent, provided, however, that the Seller may assign its rights to the Closing Shares to a party which agrees to the terms (including the limitation on the number of shares which may be sold) of the Closing Shares. Any other such assignment or attempted assignment shall be null and void.

      In witness whereof the parties have caused this Agreement to be duly executed on the date first above written.

                                      Seller:  Interferon Sciences, Inc.

                                      By:      /s/ Lawrence Gordon
                                         --------------------------------------

                           Attest:

                           ---------------------------------


                                      Buyer:   Hemispherx Biopharma, Inc.

                                      By:      /S/ William A. Carter
                                         --------------------------------------
                           Attest:

                           ----------------------------------

      The following exhibits to this agreement have not been filed herewith:

Exhibit 1.1 -  List of Seller's machinery, furniture, equipment and supplies being acquired by Buyer
Exhibit 1.3 -  Buyer's obligations with respect to the Guaranteed Shares
Exhibit 2.3 -  Exceptions to certain of Seller's representations concerning compliance with laws and existing agreements
Exhibit 2.4 -  Exceptions to certain of Seller's representations concerning absence of litigation
Exhibit 2.6 -  Exceptions to certain of Seller's representations concerning good title
Exhibit 2.7 -  Exceptions to certain of Seller's representations concerning
               Seller's due performance of its obligations under agreements which may materially effect Seller's Assets.
Exhibit 2.10 - certain information about the capitalization of Buyer